As filed with the Securities and Exchange Commission on May 20, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOST HOTELS & RESORTS, INC.

(Exact name of registrant as specified in its charter)

Maryland	53-0085950
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4747 Bethesda Ave, Suite 1300

Bethesda, Maryland 20814

(240) 744-1000

(Address of Principal Executive Offices) (Zip Code)

HOST HOTELS & RESORTS, INC. AND HOST HOTELS & RESORTS, L.P.

2021 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Julie P. Aslaksen

Executive Vice President, General Counsel and Secretary

Host Hotels & Resorts, Inc.

4747 Bethesda Avenue, Suite 1300

Bethesda, Maryland 20814

(Name and address of agent for service)

(240) 744-1000

(Telephone number, including area code, of agent for service)

Copies to:

Joel H. Trotter

Latham & Watkins LLP

555 11th Street, N.W., Suite 1000

Washington, DC 20004

(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	400,000 shares	$17.19	$6,876,000	$750.18

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares that may be offered or issued under the Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P. 2021 Employee Stock Purchase Plan as a result of a stock split, stock dividend or similar transaction.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices for the common stock as reported on the Nasdaq Stock Market on May 14, 2021.

EXPLANATORY NOTE

On May 20, 2021, the stockholders of Host Hotels & Resorts, Inc. (the “Company”) approved the Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P. 2021 Employee Stock Purchase Plan (the “Plan”), which is an amendment and restatement of the Employee Stock Purchase Plan last amended and restated effective as of May 15, 2016 and last amended as of June 15, 2020. The new Plan increases the number of shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company reserved for issuance under the Plan by 400,000 shares. The purpose of this Registration Statement is to register the 400,000 additional shares of Common Stock reserved for issuance pursuant to the Plan. The Common Stock registered hereunder is in addition to the 812,896 shares of Common Stock previously reserved for issuance under the Plan and previously registered on the Company’s Registration Statements on Form S-8 filed on March 25, 1999 (Commission File No. 333-75059), January 7, 2011 (Commission File No. 333-171607), and July 18, 2016 (Commission File No. 333-212569) (collectively, the “Prior Registration Statements”).

This Registration Statement is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to Instruction E, the contents of the Prior Registration Statements are incorporated by reference and made a part of this Registration Statement except as amended hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (“SEC”) by the Company are incorporated herein by reference:

(a)

the Combined Annual Report of Host Hotels  & Resorts, L.P. and the Company on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 25, 2021 (including information specifically incorporated by reference from the Company’s Proxy Statement for its 2021 Annual Meeting of Stockholders);

(b)	the Combined Quarterly Report of Host Hotels & Resorts, L.P. and the Company on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 5, 2021;

(c)	the Current Reports of the Company on Form 8-K filed with the SEC on February 5, 2021, February 10, 2021 and May 6, 2021; and

(d)	the description of the Company’s Common Stock included in the Registration Statement on Form 8-A filed on October 30, 2020.

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement from the date of filing of such document.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or included in future filings, that are not deemed “filed” with the SEC.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company’s Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The Company’s Charter provides that the Company, to the maximum extent permitted by Maryland law, shall indemnify (i) its directors and officers and (ii) other employees and agents. The Company’s Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer of the Company who is made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, trustee, officer or partner and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, against any claim or liability to which he or she may become subject by reason of such status. The Company’s Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served as a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company’s Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director of officer actually received an improper personal benefit in money, property, or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL, the Company is required, as a condition to advancing expenses, to obtain (1) a written affirmation by the director, officer or employee of his or her good faith belief that he/she has met the standard of conduct necessary for indemnification and (2) a written statement by him or her or on his or her behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the applicable standard of conduct was not met.

The Company has also entered into indemnification agreements with its directors and executive officers that obligate it to indemnify them to the maximum extent permitted under Maryland law. The agreements require the Company to indemnify the director or officer (the “indemnitee”) against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee in connection with a proceeding (other than one initiated by or on behalf of the Company) to which such person became subject by reason of his or her status as a present or former director, trustee, officer, employee or agent of the Company or any other corporation or enterprise for which such person is or was serving at the Company’s request. In addition, the indemnification agreement requires the Company to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee in connection with a proceeding that is brought by or on behalf of the Company. In either case, the indemnitee is not entitled to indemnification if it is established that one of the exceptions to indemnification under Maryland law set forth above exists.

In addition, the indemnification agreement requires the Company to advance reasonable expenses incurred by the indemnitee within 10 days of the receipt by the Company of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	a written undertaking by or on behalf of the indemnitee to repay the amount if is ultimately determined that the standard of conduct was not met.

The indemnification agreement also provides for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of the Company.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Composite Charter of Host Hotels & Resorts, Inc., dated July 18, 2016 (incorporated by reference to Exhibit 4.1 to Host Hotels & Resorts, Inc. Registration Statement on Form S-8 (SEC File No. 333-212569), filed on July 18, 2016).

4.2	Amended and Restated Bylaws of Host Hotels & Resorts, Inc., effective November 21, 2016 (incorporated by reference to Exhibit 3.1 to Host Hotels & Resorts, Inc.’s and Host Hotels & Resorts, L.P.’s Quarterly Report on Form 10-Q for the period ended March 31, 2017, filed on May 2, 2017).

4.3	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.7 to Host Marriott Corporation’s Amendment No. 4 to its Registration Statement on Form S-4 (SEC File No. 333-55807) filed on October 2, 1998).

5.1*	Opinion of Venable LLP.

23.1*	Consent of Venable LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP.

24.1*	Power of Attorney (included in the signature page hereto).

99.1	Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P. 2021 Employee Stock Purchase Plan (incorporated by reference to Appendix A of the Company’s Proxy Statement for its 2021 Annual Meeting of Stockholders filed with the SEC on April 7, 2021).

*    Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 20th day of May, 2021.

HOST HOTELS & RESORTS, INC.

By:	/S/ SOURAV GHOSH
Name:	Sourav Ghosh
Title:	Executive Vice President,
Chief Financial Officer & Treasurer

POWER OF ATTORNEY

We, the undersigned directors and officers of Host Hotels & Resorts, Inc., do hereby constitute and appoint Julie P. Aslaksen and Joseph C. Ottinger, and each of them, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and agreements of the Securities and Exchange Commission, in connection with this Registration Statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES F. RISOLEO James F. Risoleo	President, Chief Executive Officer and Director (Principal Executive Officer)	May 20, 2021

/S/ SOURAV GHOSH Sourav Ghosh	Executive Vice President, Chief Financial Officer & Treasurer (Principal Financial Officer)	May 20, 2021

/S/ JOSEPH C. OTTINGER Joseph C. Ottinger	Senior Vice President, Corporate Controller (Principal Accounting Officer)	May 20, 2021

/S/ RICHARD E. MARRIOTT Richard E. Marriott	Chairman of the Board of Directors	May 20, 2021

/S/ MARY L. BAGLIVO Mary L. Baglivo	Director	May 20, 2021

/S/ SANDEEP L. MATHRANI Sandeep L. Mathrani	Director	May 20, 2021

/S/ JOHN B. MORSE, JR. John B. Morse, Jr.	Director	May 20, 2021

/S/ MARY HOGAN PREUSSE Mary Hogan Preusse	Director	May 20, 2021

/S/ WALTER C. RAKOWICH Walter C. Rakowich	Director	May 20, 2021

/S/ GORDON H. SMITH Gordon H. Smith	Director	May 20, 2021

/S/ A. WILLIAM STEIN A. William Stein	Director	May 20, 2021